Exhibit 4.1

Class A Common Stock	[Company logo]	Class A Common Stock
The Go Daddy Group, Inc.
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
CUSIP NUMBER 38016R 10 2
THIS CERTIFIES THAT
is the record holder of
FULLY PAID AND NON-assessable shares of Class A common stock, $0.001 PAR VALUE PER SHARE OF
THE GO DADDY GROUP, INC.
Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of the Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.
DATED:

Signature	Corporate Seal	Signature

TITLE:	TITLE:
COUNTERSIGNED AND REGISTERED
TRANSFER AGENT NAMES
TRANSFER AGENT
AND REGISTRAR
AUTHORIZED